BorgWarner Appoints Frédéric Lissalde
Chief Operating Officer
Auburn Hills, Michigan, December 15, 2017 - BorgWarner announced today the appointment of Frédéric Lissalde to executive vice president and chief operating officer, effective January 1, 2018. In this position Mr. Lissalde will be responsible for the operations of the company with the business presidents reporting to him. Mr. Lissalde will report to James Verrier, president and chief executive officer.

Mr. Lissalde, 50, has held positions of increasingly significant responsibility during his eighteen years with the company. He most recently served as president and general manager of Turbo Systems, the Company’s largest business. Prior to that he served as vice president and general manager of BorgWarner Transmissions Systems and vice president of global sales and marketing of BorgWarner Drivetrain Systems. He also served as managing director of several operations in Europe for BorgWarner Drivetrain Systems. Mr. Lissalde holds a Masters of Engineering degree from ENSAM - Ecole Nationale Superieure des Arts et Metiers - Paris and an MBA from HEC Paris.

About BorgWarner
BorgWarner Inc. (NYSE: BWA) is a global product leader in clean and efficient technology solutions for combustion, hybrid and electric vehicles. With manufacturing and technical facilities in 64 locations in 17 countries, the company employs approximately 27,000 worldwide. For more information, please visit borgwarner.com.

Investor Relations Contact:	PR Contact:
Patrick Nolan	Michelle Collins
Phone: 1-248-754-0884	Phone: 1-248-754-0449